EXHIBIT 10.27

Membership Interest Purchase Agreement

MEMBERSHIP INTEREST

PURCHASE AGREEMENT

BETWEEN

NET ELEMENT, INC.

AND

ENERFUND, LLC, MZ CAPITAL, LLC,

DMITRY KOZKO, JAMES CAAN,

SCOTT CAAN, MARK RYDELL, ROBERT DUVALL,

SCOTT WALTERS, CARL PAOLI AND STACEY LINDSEY

DATED AS OF DECEMBER 14, 2010

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of December, 2010, by and among NET ELEMENT, INC., a corporation organized and existing under the laws of Delaware (the “Purchaser” or “NET Element”), and ENERFUND, LLC (“Enerfund”), MZ CAPITAL, LLC (“MZ Capital”), DMITRY KOZKO (“Kozko”), JAMES CAAN (“James Caan”), Scott Caan (“Scott Caan”), MARK RYDELL (“Rydell”), ROBERT DUVALL (“Duvall”), SCOTT WALTERS (“Walters”), STACEY LINDSEY (“Lindsey”) and CARL PAOLI (“Paoli”) (collectively, Enerfund, MZ Capital, and Kozko are the “Principal Sellers” and the Principal Sellers and James Caan, Scott Caan, Rydell, Duvall, Walters, Lindsey and Paoli are the “Sellers”).  The Sellers and Net Element are referred to collectively as the “Parties”.

RECITALS

WHEREAS, the Sellers owns all units of Openfilm, LLC, a limited liability company organized pursuant to the laws of the State of Florida, having its place of business at 1450 South Miami Avenue, Miami Florida, 33130 (“Openfilm”);

WHEREAS, Openfilm has developed technologies related to the operation of it’s online business (www.openfilm.com) and owns all of the right, title and interest in all of the intellectual property rights related to such technologies; and

WHEREAS, Enerfund and its affiliates have funded substantially all of the development of Openfilm to date, including funding that was converted into 1,000,000 units of Series A Preferred Membership Interest (the “Preferred Interest”); and

WHEREAS, the Purchaser, a company registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, desires to purchase 100% of the Sellers’ membership interests in Openfilm (the “Interests”), and the Sellers desire to sell 100% of their membership interests in Openfilm to the Purchaser pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals and of the premises and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that:

ARTICLE I
PURCHASE OF INTERESTS

1.1.         Purchase and Sale of Interests.  Upon the terms and subject to the conditions of this Agreement, as of the Effective Date (the “Closing Date”), the Purchaser shall purchase the Interest for the Purchase Price (as defined below) (the “Interest Purchase”).

1.2.         Purchase Price.  In consideration for the sale of the Interests and in reliance on the representations and warranties, covenants and agreements of the Sellers contained herein and the documents contemplated hereby, and subject to the conditions contained herein, the Purchaser shall purchase the Interests from the Sellers for One Hundred and Seven Million Two Hundred Thirty-Eight Thousand Four Hundred and Twenty One (107,238,421) shares of Net Element stock which shall be distributed to the Sellers in a one for one exchange of the units of membership interest held by each such Seller on Schedule I hereto.

1.3.         Closing.

(a)           The sale and purchase of the Interests and the Domains shall occur simultaneously with the signing and effective delivery of this Agreement.

(b)           Prior to the Closing, parties have delivered to each other the documents required to be delivered pursuant to Article V of this Agreement.

ARTICLE II
OTHER COVENANTS

2.1.         Disclosure Schedules.  Prior to the Closing Date, the Sellers shall deliver to Net Element disclosure schedules (the “Disclosure Schedules”) signed by the Sellers stating that the Disclosure Schedules were delivered pursuant to this Agreement and are the Disclosure Schedules referred to in this Agreement.  The Disclosure Schedules will be deemed to constitute an integral part of this Agreement and to modify, as specified, the representations, warranties, covenants or agreements of the Sellers contained in this Agreement.

2.2.         Officer Position and Employment Agreement.  As of the Closing Date, James Caan shall be elected as a Director of Net Element to begin his term January 1, 2011.

2.3.         Public Announcements.  Following the Closing, the Sellers shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the Purchaser; provided, however, that: nothing herein will prohibit either party from issuing or causing publication of any such press release or public announcement to the extent that such party’s counsel reasonably determines such action to be required by law, or the regulations of any government agency or the principal exchange, in which case the party making such determination will, to the greatest extent practicable in light of the circumstances, use best efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

2.4.         Preferred Interest.  Enerfund hereby releases all, right, title and interest to the Preferred Interest in Openfilm, including without limitation the ownership of 1,000,000 shares of Preferred Interest previously listed on Schedule A to the Openfilm Operating Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Principal Sellers represent and warrant to the Purchaser that the representations and warranties made by it in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article II), except as set forth in the Disclosure Schedules delivered by the Sellers to the Purchaser prior to the Closing. The Sellers besides the Principal Sellers only represent and warrant that they have due authority pursuant to Section 3.1 and proper title pursuant to Section 3.8 hereto.

3.1.         Authority. Enerfund and MZ Capital are business entities with the requisite capacity, power and authority and Kozko, James Caan, Scott Caan, Rydell, Duvall, Walters, Lindsey, and Paoli are individuals with the requisite capacity, power and authority:  (a) to own and use the properties owned and used by it and (b) to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

3.2.         Due Formation.  Openfilm is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, and Openfilm has the corporate power and authority and all necessary governmental approvals to own its properties and assets and to carry on its business as it is now being conducted and are duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.  Openfilm has delivered or will deliver to Net Element copies of the certificates of registration and charter or other organizational documents of Openfilm (the “Organizational Documents”).  Such Organizational Documents are in all material respects complete and correct and in full force and effect, are the only documents governing the operation and authority of Openfilm, and Openfilm is not in violation of any of the provisions of the Organizational Documents.  Except as provided in Schedule 3.2 hereto, there are no other Persons in which Openfilm owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

3.3.         Capitalization.   The Sellers owns 100% of the issued and outstanding interests in Openfilm, and there are no other interests, or options, warrants, calls, preemptive rights, subscriptions or other rights, to acquire interests, in Openfilm and there are no outstanding contractual obligations of Openfilm to repurchase, redeem or otherwise acquire any membership interests of Openfilm or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All the outstanding units of membership interest of Openfilm are duly authorized validly issued, fully paid and non-assessable and free of preemptive rights.

3.4.         No Violation or Conflict.  The execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Openfilm under, any provision of (i) the Organizational Documents, (ii) any loan or credit agreement, note, bond, mortgage, lease, indenture or other contract, agreement, instrument, permit, concession, franchise or license applicable to Openfilm, or (iii) any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to the Sellers or Openfilm or any of its respective properties or assets.

3.5.         No Undisclosed Liabilities. Openfilm have no liabilities or obligations of any nature other than for incidental current expenses incurred in the normal course of business such as salaries, equipment, maintenance, etc., whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances that could be expected to result in such a liability or obligation.

3.6.         No Violation of Law.  To the Knowledge of the Sellers, the businesses of Openfilm are not being conducted in violation of any applicable Law.

3.7.         Litigation; Proceedings. (a) there are no actions, suits, claims (including worker’s compensation claims), litigation or other governmental or judicial proceedings or investigations or arbitrations against Openfilm or any of its properties, assets or business, or any of Openfilm’s current or former directors or officers or any other Person whom Openfilm has agreed to indemnify; (b) as of the date hereof, there are no actions, suits or proceedings pending or threatened, against the Sellers or Openfilm relating to the transactions contemplated by the Transaction Agreements; and (c) there are no outstanding orders, judgments, injunctions, awards or decrees of any governmental entity against the Sellers or Openfilm, any of its properties, assets or businesses, or any of Openfilm’s current or former directors or officers or any other Person whom Openfilm has agreed to indemnify.

3.8.         Title to Assets.  The Sellers and Openfilm own and have valid title to its other tangible assets and properties which they purport to own, free and clear of any and all Liens, except for Permitted Liens.

3.9.         Financial Statements.  As of the date the Sellers deliver the Disclosure Schedules, the Sellers will have delivered to Net Element the following financial statements for Openfilm: balance sheet and incomes statement as of December 31, 2009 (audited) and December 31, 2008 audited) (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with accounting principles consistently applied throughout the periods covered thereby and present fairly in all material respects, as of their respective dates, the financial condition and results of operations of Openfilm.

3.10.       Taxes.   Other than as disclosed on Schedule 3.10 hereto, Openfilm has filed all income tax returns (the “Tax Returns”) that it is required to file, and has paid all income taxes (the “Taxes”) shown thereon as owing.  The most recent financial statements contained in the Financial Statements reflect an adequate reserve for all Taxes payable by Openfilm for all taxable periods and portions thereof accrued through the date of such financial statements, except to the extent that any failures to reflect such reserves would not reasonably be expected to have a Material Adverse Effect.  There is no pending dispute with any taxing authority relating to any Tax Returns of Openfilm and there is no tax audit of any Tax Return pending or currently in process.  There are no liens for Taxes upon any of the assets of Openfilm, except Liens for current Taxes not yet due and payable.

3.11.       Employees. Schedule 3.11 sets forth the names and titles of all current employees of Openfilm.

3.12.       Brokers, Finders or Financial Advisors.    Neither the Seller, nor Openfilm, has employed any investment banker, broker, finder or intermediary (for the avoidance of doubt, expressly excluding attorneys or accountants) in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that the representations and warranties made by it in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article IV).

4.1.         Organization and Qualifications.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Purchaser is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business conducted or property owned by each makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

4.2.         Authorization.  The Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser, and no further action is required by the Purchaser.  This Agreement has been duly executed by the Purchaser and this Agreement constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject, however, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, regardless of whether such enforceability is considered in equity or at law.  The Purchaser is not in violation of any of the provisions of its Certificate or Articles of Incorporation, bylaws or other organizational documents.

4.3.         Brokers, Finders or Financial Advisors.  No broker, investment broker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Purchaser in connection with the transactions contemplated by this Agreement.

ARTICLE V
DELIVERABLES

5.1.         Certificates and Documents of the Sellers. The Sellers shall have delivered at or prior to the Closing the following:

(i)           A copy of Openfilm’s Certificate of Formation, with all amendments to date, certified by the Secretary of State, together with a copy of the Operating Agreement of Openfilm, certified by its secretary within three (3) business days of the Effective Date;

(ii)           possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Sellers or any Affiliate of the Sellers pertaining to Openfilm (collectively, the “Records”); provided, however, that the Sellers may retain (1) copies of any tax returns and copies of Records relating thereto; (2) copies of any Records that the Sellers are reasonably likely to need for complying with requirements of law; and (3) copies of any Records that in the reasonable opinion of the Sellers will be required in connection with the performance of his obligations herein;

(iii)          resolutions of Openfilm or the Sellers, or both as the requisite circumstance and Law requires, authorizing and approving all matters in connection with this Agreement and the transactions contemplated herein, certified by a duly authorized officer of Openfilm within three (3) days of the Effective Date;

(iv)          the stock book, stock ledger, minute books and corporate seal of Openfilm;

(v)           such other documents relating to the transactions contemplated in this Agreement as the Purchaser may reasonably request.

5.2.         Certificates and Documents of the Purchaser.  The Purchaser shall have delivered at or prior to the Closing the following (with the exception of the stock certificates representing the Purchase Price which shall be delivered as soon as possible thereafter):

(i)            resolutions of the Board of Directors of the Purchaser, authorizing and approving all matters in connection with this Agreement and the transactions contemplated herein, certified by the secretary of the Purchaser as of the Closing Date;

(ii)           such other documents relating to the transactions contemplated in this Agreement as the Sellers may reasonably request; and

(iii)           Stock certificates representing the Purchase Price for each of the Sellers in the amounts set forth on Schedule I hereto.

5.3.         Intervening Litigation.  If, prior to the Closing Date any preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any other Governmental Entity shall restrain or prohibit this Agreement or the consummation of the transactions contemplated herein for a period of fifteen (15) days or longer, the Closing shall be adjourned at the option of either party for a period of thirty (30) days.  If at the end of such thirty (30) day period such injunction or Order shall not have been favorably resolved, either party may, by written notice thereof to the other, terminate this Agreement, without liability or further obligation hereunder.

ARTICLE VI
OTHER AGREEMENTS

6.1.         Confidentiality.    Each of the parties hereto shall, and shall cause their respective principals, officers, directors, shareholders, employees, agents, counsel, auditors, and other personnel and authorized representatives to, hold in strict confidence, and not divulge or disclose, any confidential information of any kind concerning (i) the other parties and their respective principals, officers, directors, shareholders, employees, agents, counsel, auditors and other personnel and authorized representatives; (ii) the business or operations of any party to this Agreement; or (iii) this Agreement, the transactions contemplated hereby, or any negotiations or discussions between or among the parties hereto in connection with any of the foregoing, except to the extent that such information is a matter of public knowledge or is required to be disclosed by law or judicial or administrative process as may be required by applicable law or as otherwise contemplated herein. Notwithstanding anything contained herein to the contrary, the confidentiality obligations of the parties hereto contained in this Section 6.1 shall survive the Closing.

6.2.         Expenses.   Except as otherwise expressly provided herein, each party hereto will pay its own expenses incurred in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby, whether or not consummated.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

7.1.         Survival of Representations and Warranties.  The representations and warranties contained in Articles III and IV hereof shall survive the Effective Date for a period of twelve (12) months, after which all such representations and warranties shall terminate and be of no further force or effect.

7.2.         Indemnification by the Seller.  For a period of twelve (12) months after the Effective Date, the Principal Sellers shall indemnify and hold harmless the Purchaser and its respective officers, directors, employees, agents, and shareholders (collectively, the “Purchaser Indemnified Parties”) against any Losses incurred or paid by any Purchaser Indemnified Party, as a result of (i) any breach or failure of any of the representations and warranties of the Principal Sellers contained in this Agreement or (ii) any breach of, or failure to perform, any agreement or covenant of the Sellers contained in this Agreement; provided that (i) the Principal Sellers shall not be liable under this Section 8.2(a) unless the aggregate amount of Losses attributable to the events or facts (including a series of related events or facts) that resulted in such breach of representation, warranty covenant or agreement is $10,000 or more; and (ii) the Principal Sellers’ maximum liability under this Section 8.2(a) shall not exceed the value of the Purchase Price on the date of the Closing.

7.3.         Indemnification by the Purchaser.  For a period of twelve (12) months after the Effective Date, the Purchaser shall indemnify and hold harmless the Sellers against any Losses incurred or paid by the Sellers, as a result of (i) any breach or failure of any of the representations and warranties of the Purchaser contained in this Agreement or (ii) any breach of, or failure to perform, any agreement or covenant of the Purchaser contained in this Agreement.

7.4.         Procedure.  Promptly (but in no event more than 15 days) after receipt by a Purchaser Indemnified Party or the Sellers (an “Indemnified Party”), as the case may require, of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 7.4, notify in writing the indemnifying party of the commencement thereof.  In case any such action is brought against any Indemnified Party, and such Indemnified Party notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, subject to the provisions hereof, with counsel reasonably satisfactory to such Indemnified Party.  Following notification to the Indemnified Party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such Indemnified Party under this Section 7.4 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense therewith, other than reasonable costs of investigation.  The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action, within a reasonable time after notice of commencement of the action, with counsel reasonably satisfactory to the Indemnified Party; provided however, that the indemnifying party shall be required to pay for Indemnified Party’s counsel, if such Indemnified Party shall have reasonably concluded, on reliance of the written opinion of counsel experienced in such matters, that there may be defenses available to it or him which are different from or additional to those available to the indemnifying party (in which case indemnifying parties shall not have the right to direct the defense of action).  No settlement of any action against an Indemnified Party shall be made without the consent of the Indemnified Party, which shall not be unreasonably withheld.  In the event that any Indemnified Party should have a direct claim against any indemnifying party hereunder that does not involve any third-party claim or claims asserted against the Indemnified Party, the Indemnified Party shall transmit to the indemnifying party a written notice describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Article VII.  The parties agree that the sole and exclusive remedy which any party hereto shall have against any other party hereto under this Agreement shall be the right to proceed for compensation or indemnification in the manner and only to the extent provided in this Article VII.

ARTICLE VIII
MISCELLANEOUS

8.1.         Arbitration.  Any controversy or claim arising out of or relating to this Agreement that cannot be resolved and which is the result of a breach or termination of this Agreement shall be resolved, as follows:

(a)           The dispute or controversy will be settled finally and exclusively by binding arbitration in accordance with and through the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) in effect on the date of this Agreement.

(b)           The place of the arbitration shall be Miami, Florida, United States of America. Each party hereby irrevocably agrees that service of process, summons, notices or other communications related to the arbitration procedure shall be deemed served and accepted by the other party if given in the same manner as provided under the notice provisions of this Agreement. Witnesses residing outside of the State of Florida may testify telephonically.

(c)           The language to be used in the arbitration shall be English.

(d)           The arbitration shall be conducted by one arbitrator.  Upon request, the AAA will produce a list of 10 potential arbitrators familiar with international commercial legal issues.  The parties will attempt to agree on one arbitrator. Failing to agree, the AAA shall appoint an arbitrator pursuant to the Rules.

(e)           Judgment upon the written award rendered by the arbitrator may be entered in any court or record of competent jurisdiction in any country, or application may be made to such court of judicial acceptance of the award and an order of enforcement, as the law of such jurisdiction may require or allow.

(f)           The cost of the arbitration proceedings shall be determined under the respective rules for cost of arbitration of the AAA in effect at the time of the request for arbitrations.   All expenses of the arbitration, including reasonable attorney’s fees, shall be borne by the losing party to the arbitration or, as the case may be, shall be prorated to properly reflect any partial prevailing or losing of the parties to the arbitration, as determined by the arbitrators in the written award.

(g)           The panel of arbitrators specifically shall have the power to grant equitable relief upon request of either party.

8.2.         Entire Agreement.  This Agreement, together with the Exhibits and Schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and the Exhibits and Schedules hereto.

8.3.         Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two business days after deposit with recognized overnight courier, specifying next day delivery, with written verification of receipt.  The address for all notices, requests, consents and other communications hereunder to the parties to this Agreement shall be delivered or sent to the following:

If to the Sellers:

Dmitry Kozko
1450 South Miami Avenue
Miami, Florida 33130
Email: dkozko@openfilm.com

If to the Purchaser:

Net Element, Inc.
1450 South Miami Avenue
Miami, FL 33130
Attn:  Mike Zoi, President
Email: mzoi@netelement.com

With a copy to:

Curtis Wolfe
1450 South Miami Avenue
Miami, FL 33130
Email: cwolfe@netelement.com

Or such other address as may be designated in writing hereafter, in the same manner, by such Person.

8.4.         Amendments; Waivers.  No provision of this Agreement may be amended except by a written instrument signed by the Purchaser and the Sellers.   No provision of this Agreement may be waived except in a written instrument signed by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

8.5.         Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

8.6.         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  Neither this Agreement nor any rights or obligations hereunder may be assigned without the prior written consent of the other party.

8.7.         No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8.8.         Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to the principles of conflicts of law thereof.

8.9.         Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

8.10.       Severability.  In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

8.11.       Interpretation.  The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.  The disclosure of any matter in any portion of the Disclosure Schedules hereto shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be likely to be pertinent, but shall expressly not be deemed to constitute an admission by the Sellers or the Purchaser, as the case may be, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

ARTICLE IX
DEFINITIONS

9.1.         When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

(a)           Affiliate.  “Affiliate” shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party.

(b)           Agreement.  “Agreement” shall mean this Membership Interest Purchase Agreement, together with the Exhibits attached hereto and the Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

(c)           Control.  “Control” (including the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or by contract.

(d)          Change of Control.  “Change of Control” shall mean (i) the merger or consolidation of the Purchaser with or into any other corporation or entity, or the merger or consolidation of any other corporation or entity into or with the Purchaser, which results in the Purchaser or those persons who are shareholders of the Purchaser as of the date hereof holding less than fifty percent (50%) in voting power of the outstanding capital stock of the surviving corporation; (ii) any sale or transfer in a single transaction or series of related transactions of all or substantially all of the Company’s assets as of the transaction date (or the date of the first transaction in a series of related transactions); (iii) a third Person or Persons (who is or are not the Sellers or shareholders of the Purchaser as of the date hereof) becomes the beneficial owner (as such term is in the Securities Exchange Act of 1934, as amended) of shares of the Purchaser having more than fifty percent (50%) of the voting power of the outstanding capital stock of the Purchaser; or (iv) any transaction or series of related transactions in which a third Person or Persons (who is or are not the Sellers or shareholders of the Purchaser as of the date hereof), appoints or elects a majority of the Board of Directors of the Company.

(e)           Disclosure Schedule.  “Disclosure Schedule” shall mean the Disclosure Schedule delivered by the Sellers to Purchaser pursuant to Section 2.2 of this Agreement.

(f)           Effective Date.  “Effective Date” shall mean the date on which the parties hereto have signed and delivered this Agreement.

(g)          Governmental Entity.  “Governmental Entity” shall mean any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency.

(h)          Indebtedness.  “Indebtedness” shall mean all liabilities or obligations of Openfilm, whether primary or secondary or absolute or contingent, in excess of $10,000 as to any single item: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of Openfilm.

(i)           Knowledge.  “Knowledge” shall mean actual knowledge without independent investigation of Dmitry Kozko or any officer or manager of the respective company who should, based on his or her responsibilities, reasonably be expected to have such knowledge.

(j)           Law.  “Law” shall mean any foreign, federal, state or local governmental law, rule, regulation or requirement, including any rules, regulations and orders promulgated thereunder and any orders, decrees, consents or judgments of any governmental regulatory agencies and courts having the force of law, other than any Environmental Laws.

(k)          Lien.  “Lien” shall mean, with respect to any asset (real, personal or mixed): (a) any mortgage, pledge, lien, easement, lease, title defect or imperfection or any other form of security interest, whether imposed by Law or by contract; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

(l)           Loss.  “Loss” shall mean any and all damages (including incidental and consequential damages), assessments, fines, penalties, deficiencies, losses, judgments, amounts paid in settlement or diminution in value, costs and expenses (including, without limitation, interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand).

(m)         Material Adverse Effect.  “Material Adverse Effect” shall mean a material adverse effect on the business, condition (financial or otherwise), results of operations, assets, liabilities, prospects, liquidity or properties of Openfilm or Net Element as applicable, each taken as a whole.

(n)          Permitted Liens.  “Permitted Liens” shall mean those of the Existing Liens that do not materially detract from the value of the property or assets of Openfilm taken as a whole subject thereto and do not materially impair the business or operations of Openfilm.

(o)          Person.  “Person” shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

(p)          Subsidiary.  “Subsidiary” shall mean any corporation, at least a majority of the outstanding capital stock of which (or any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

(q)          “Transaction Agreements” shall mean this Agreement, the Employment Agreement, and any other agreements contemplated in this Agreement.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Membership Interest Purchase Agreement to be duly executed by their respective authorized signatories as of the Effective Date.

PURCHASER:

NET ELEMENT, INC.

By:	/s/ Mike Zoi
Name:	Mike Zoi
Title:	Chief Executive Officer

SELLERS:

ENERFUND, LLC		MZ CAPITAL, LLC

By:	/s/ Mike Zoi	By:	/s/ Mike Zoi
Name:	Mike Zoi	Name:	Mike Zoi
Title:	Managing Member	Title:	Managing Member

/s/ Dmitry Kozko
Name:	Dmitry Kozko	Name:	James Caan

Name:	Mark Rydell	Name:	Scott Caan

Name:	Stacey Lindsey	Name:	Robert Duvall

Name:	Scott Walters	Name:	Cari Paoli

Messrs. J. Caan, Rydell, S. Caan, Duvall, Walters, and Paoli and Ms. Lindsey sign this Membership Interest Purchase Agreement solely to confirm their representation of due title to their interest in Openfilm (3.8) and capacity (3.1) and acknowledge the exchange of their interest and incur no other obligations hereunder.

Schedule I

Openfilm Membership Interests

Member	Units	Percentage
Common
Enerfund, LLC	45,937,500	42.84%
MZ Capital	29,062,500	27.10%
Dmitry Kozko	24,950,000	23.27%
James Caan	5,568,421	5.19%
Scott Caan	600,000	0.56%
Mark Rydell	460,000	0.43%
Robert Duval	460,000	0.43%
Stacey Lindsey	100,000	0.09%
Scott Walters	50,000	0.05%
Carl Paoli	50,000	0.05%
Total:	107,238,421

Series A Preferred
Enerfund, LLC	1,000,000	100.00%
Total:	1,000,000